Exhibit 99.2

Wells Real Estate Fund VIII, L.P. Fact Sheet	VIII

DATA AS OF DECEMBER 31, 2005

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 12/31/2005	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
AT&T Texas	100%	55%	10/10/96	$4,474,700	N/A	N/A	N/A
BellSouth	100%	32%	4/25/95	$9,000,000	N/A	N/A	N/A
CH2M Hill	SOLD	63%	1/1/96	$5,114,233	12/7/05	$8,200,000	$5,028,105
305 Interlocken Parkway (Formerly known as Cirrus Logic)	100%	55%	2/20/97	$7,087,770	N/A	N/A	$438,374
Hannover Center	SOLD	63%	4/1/96	$1,602,312	4/29/04	$1,725,427	$1,079,364
15253 Bake Parkway (Formerly known as the Quest building)	SOLD	46%	1/10/97	$8,459,425	12/2/04	$12,400,000	$5,487,477
Tanglewood Commons	SOLD**	32%	5/31/95	$8,700,001	10/7/02 & 4/21/05	$12,110,620***	$3,821,938***
U.S. Cellular	100%	55%	6/17/96	$10,485,786	N/A	N/A	N/A
WEIGHTED AVERAGE	100%

*	The Acquisition Price does not include the upfront sales charge.
**	Fund retains an ownership interest in two land outparcels.
***	This asset was sold in two transactions. The Disposition Price and Allocated Net Sale Proceeds reflect the combination of the two sales.

FUND FEATURES

OFFERING DATES	January 1995 – January 1996

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	82% to 18%

AMOUNT RAISED	$32,042,689

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund VIII has moved from the holding phase into the positioning-for-sale phase of its life cycle. Four assets have now been sold, with the closing of the CH2M Hill building in the fourth quarter, and the BellSouth building is currently being marketed for sale. Our focus on the remaining assets involves concentrating on re-leasing and marketing efforts that we believe will ultimately result in better sale prices for our investors.

The sale of the CH2M Hill building was a great conclusion for 2005. The sale price of $8,200,000 was well above the original purchase price for this asset. In addition, we executed a new five-year lease at 305 Interlocken Parkway to Flextronics for the entire building, and we completed a ten-year lease extension and expansion with American Express at the BellSouth building. We made another net sale proceeds distribution in November 2005 totaling $5,000,000 from the sales of 15253 Bake Parkway and Tanglewood Commons. Lastly, we have announced the next net sale proceeds distribution, scheduled for the second quarter 2006, totaling approximately $3,800,000 from the sales of Tanglewood Commons and CH2M Hill.

The fourth quarter 2005 operating distributions were 3.00%. We anticipate that operating distributions may be reserved or remain low in the near term, given the recent sales and the anticipated re-leasing costs associated with the American Express extension. Once the details surrounding the timing of the capital requirements and the potential sale of the BellSouth building become known, the General Partners will evaluate if distributions of the remaining net sale proceeds from the CH2M Hill sale are appropriate.

Note that the Cumulative Performance Summary on the back page provides a high-level overview of the Fund’s overall performance to date.

Continued on reverse

Wells Real Estate Fund VIII, L.P. Fact Sheet	VIII

DATA AS OF DECEMBER 31, 2005

Property Summary

•	The AT&T Texas building is 100% leased through July 2011.

•	The BellSouth building in Jacksonville, Florida, is currently 100% leased. We have completed a three-year lease extension with BellSouth through April 2009, and as part of this transaction, BellSouth will reduce its square footage by approximately 12,000 square feet in 2006. We also have completed a ten-year extension with American Express to 2016, which includes an expansion into the additional space that BellSouth is vacating. With the completion of these leases, we have retained a broker to market this asset for sale.

•	The CH2M Hill property was sold in December 2005, and net sale proceeds of $5,028,105 were allocated to the Fund. Approximately $3,714,544 of these proceeds is scheduled to be distributed to the limited partners in the second quarter 2006. The remaining proceeds are being reserved to fund re-leasing costs at BellSouth and U.S. Cellular.

•	The 305 Interlocken Parkway property is located in the Broomfield submarket of Denver, Colorado. During the fourth quarter 2005, we signed a lease with Flextronics USA, Inc., for the entire building that extends through August 2011.

•	The Hannover Center property was sold on April 29, 2004, and net sale proceeds of $1,079,364 were allocated to the Fund. These proceeds were distributed in May 2005.

•	The 15253 Bake Parkway building, located in Orange County in southern California, was sold on December 2, 2004, following the signing of a new ten-year lease with Gambro Healthcare. Of the net sale proceeds, $5,487,477 was allocated to Fund VIII, and $424,857 has been used to fund the Partnership’s pro-rata share of the Gambro and CH2M Hill re-leasing costs. We distributed $3,612,619 of these proceeds to the limited partners in May 2005, and the remaining proceeds were distributed in November 2005.

•	The Tanglewood Commons shopping center was sold on April 21, 2005, and the Fund had previously sold a land outparcel in 2002. The total net sale proceeds allocated to Fund VIII were $3,821,938. Of these proceeds, $169,643 was distributed to the limited partners in May 2005. The November 2005 distribution included $3,549,999 of the proceeds. The remaining $102,296 is scheduled to be distributed in the second quarter 2006. The Fund retains an ownership interest in two remaining outparcels, which are being marketed for sale now that the shopping center has been sold.

•	The U.S. Cellular building, located in Madison, Wisconsin, is 100% leased through May 2007.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/05(3)
PER “A” UNIT	$10	$7.51	N/A	$2.21	$7.17
PER “B” UNIT	$10	$0.00	$8.17	$9.58	$7.31

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Class A units to Class B units, or vice versa, under the Partnership agreement.
(2)	This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.
(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 1/31/2006 Form 8-K for this partnership.

ANNUALIZED YIELD — PER “A” UNIT AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2005	3.00%	3.50%	Reserved	3.00%	2.38%
2004	9.50%	Reserved	9.50%	Reserved	4.75%
2003	9.50%	9.50%	9.50%	9.50%	9.50%
2002	9.50%	9.50%	9.50%	9.50%	9.50%
2001	8.75%	9.25%	9.75%	9.75%	9.38%
2000	9.14%	9.24%	9.00%	8.39%	8.94%
1999	8.60%	8.80%	9.00%	8.99%	8.85%
1998	8.37%	8.52%	8.61%	8.83%	8.58%
1997	4.17%	5.04%	7.54%	8.03%	6.20%
1996	4.25%	4.19%	4.30%	4.84%	4.40%
1995	0.00%	0.00%	0.00%	11.19%	2.80%

TAX PASSIVE LOSSES — CLASS “B” PARTNERS

2005	2004	2003	2002	2001	2000
N/A	-18.31%*	7.00%	18.21%	17.97%	16.21%

*	Negative percentage due to income allocation.

For a more detailed quarterly financial report, please refer to

Fund VIII’s most recent 10-Q filing, which can be found

on the Wells Web site at www.wellsref.com

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010